UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 11, 2011

CIRCLE STAR ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-152798 (Commission File Number)	98-0537383 (IRS Employer Identification No.)

Suite 100, 1100 Dexter Ave. North, Seattle, Washington  98109
(Address of principal executive offices and Zip Code)

(206) 273-7892
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On July 11, 2011, Circle Star Energy Corp. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with G. Jonathan Pina, pursuant to which Mr. Pina will serve as the Company’s Chief Financial Officer effective as of July 11, 2011 (the “Effective Date”).  Mr. Pina succeeds David Brow, who has served as the Company’s Treasurer since June 2, 2011.  Mr. Brow will continue to serve on the Board of Directors of the Company and will continue to be the President and Secretary of the Company. Mr. Brow will work with Mr. Pina to facilitate an orderly transition of his responsibilities.

Pursuant to the terms of the Employment Agreement, Mr. Pina will receive an initial annual base salary of $180,000, which may be increased at the discretion of the Board of Directors of the Company (the “Board”), and Mr. Pina will also receive a signing bonus of 1,500,000 shares of common stock of the Company (the “Bonus Shares”), of which 500,000 Bonus Shares vest and are payable on execution of the Employment Agreement, 500,000 Bonus Shares vest and are payable 12 months after the Effective Date and 500,000 Bonus Shares vest and are payable 24 months after the Effective Date. The term of the Employment Agreement is for two years from the Effective Date and shall be automatically extended by one year unless notice is given 30 days prior to the expiration of the employment period or the agreement is otherwise terminated.

The Employment Agreement provides that in the event of Mr. Pina’s termination for any reason other than for Cause (as defined in the Employment Agreement) or a resignation for  Good Reason (as defined in the Employment Agreement), Mr. Pina will be entitled to severance payments (i) if the termination is after six months of employment, but less then twelve months, the Company shall pay severance, based upon Mr. Pina’s base salary and medical and dental insurance, if any, equal to six months salary and reimburse Mr. Pina for medical and dental insurance as the Company is then obligated to pay, if any, for a period of six months, or (ii), if the termination is after twelve months or more of employment, the Company shall pay severance, based upon Mr. Pina’s base salary and medical and dental insurance, if any, equal to twelve months salary and reimburse Mr. Pina for medical and dental insurance as the Company is then obligated to pay, if any, for a period of twelve months.

In connection with the Employment Agreement, Mr. Pina was granted stock options under the Company’s 2011 Stock Option Plan (the “Plan”), consisting of options to purchase up to an aggregate of 350,000 shares of the Company’s common stock with 116,666 stock options vesting 12 months after the Effective Date, 116,667 stock options vesting 24 months after the Effective Date and 116,667 stock options vesting 36 months after the Effective Date. The exercise price for the stock options is $0.50, which is based upon the current price at which shares of the Company’s common stock is trading on the OTCBB, the lack of an active trading market of the common stock and the exploratory stage of the Company and its business.

The Employment Agreement is attached hereto as exhibit 10.1

Item 3.02  Unregistered Sales of Equity Securities.

As set forth in Item 1.01 above, as part of the Employment Agreement, Mr. Pina will also receive a signing bonus of 1,500,000 shares of common stock of the Company, of which 500,000 Bonus Shares vest and are payable on execution of the Employment Agreement, 500,000 Bonus Shares vest and are payable 12 months after the Effective Date and 500,000 Bonus Shares vest and are payable 24 months after the Effective Date.

The Bonus Shares were not registered under the United States Securities Act of 1933, as amended (“Securities Act”), or the laws of any state of the United States.  Accordingly, the Bonus Shares are “restricted securities” (as defined in Rule 144(a)(3) of the Securities Act) and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Bonus Shares were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof.

Item 5.02  Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On July 11, 2011, the Board of Director of the Company appointed G. Jonathan Pina as Chief Financial Officer to succeed David Brow as Treasurer (for additional information see Item 1.01).  The appointment of Mr. Pina is effective as of July 11, 2011.

Mr. Pina brings a range of oil and gas finance and transaction experience; specifically, he has advised companies throughout the world engaged in conventional exploration and production, unconventional resource development, liquefied natural gas (LNG) commercialization, midstream operations, crude reﬁning, and oilﬁeld services.

Prior to joining the Company, Mr. Pina was the Managing Partner and co-founder of Pimuro Capital Partners, a boutique financial advisory firm dedicated to assisting micro and small cap energy companies.  Prior to founding Pimuro, Mr. Pina led the Energy group at a boutique investment bank in Houston, Texas; he started his career in energy at Randall & Dewey (now, Jefferies’ Energy Investment Banking Group).  Mr. Pina received a Bachelor of Arts degree from Rice University and a Master of Business Administration from the Jesse H. Jones School of Management at Rice University.

On July 11, 2011, Mr. Pina, the Chief Financial Officer of the Company, was granted 350,000 stock options under the Plan at an exercise price of $0.50 and vesting over three years (for additional information see Item 1.01 above).

Item 7.01   Regulation FD Disclosure

The Company released a press release attached hereto as Exhibit 99.1.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is intended to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01   Exhibits

Exhibit Number	Exhibit
10.1	Employment Agreement
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIRCLE STAR ENERGY CORP.

By: /s/ David Brow
Name:	David Brow
Title:	President

Dated:	July 13, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit
10.1	Employment Agreement
99.1	Press Release